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                                 EXHIBIT 10.9
                    FIRST AMENDMENT TO AMENDED AND RESTATED
                        AGREEMENT RESPECTING EMPLOYMENT

     THIS FIRST AMENDMENT TO AMENDED AND RESTATED AGREEMENT RESPECTING EMPLOYMENT ("First Amendment"), dated as of the 27 day of July 1998, is made and entered into by and between National Bank of Commerce, a national banking association (the "Company"), National Commerce Bancorporation, a Tennessee corporation (the "NCBC"), and Thomas M. Garrott ("Employee") and amends certain provisions of the Amended and Restated Agreement Respecting Employment by and between the Company, NCBC and Employee, dated as of September 1, 1993 (the "Agreement").

     WHEREAS, the Company, NCBC and Employee have determined that it is in the best interests of the parties to the Agreement to amend the Agreement to modify certain provisions.

     NOW, THEREFORE, the parties hereto agree as follows:

     I .   Section 3(C) of the Agreement is hereby amended by adding the following  sentence to the end of such Section:

     For purposes of this Section 3(C), payments from NCBC or any affiliate or successor of the Company or NCBC shall be treated as payments from the Company.

     2. Section 3(D)(ii) of the Agreement is hereby amended by amending the first two sentences of the such Section to read in their entirety as follows:

       If, while the Employee is employed by the Company on active status or part-time status pursuant to either Section 4(C)(i), (ii) or (iii) or
       Section 4(F), a Change in Control (as defined in subsection (b) of Section 3(D)(i)) occurs, Employee may, in his sole discretion, within eighteen (18) months after the date of the Change in Control Twelve (12) months after the date of the Change in Control if he is on part-time status at the time of the Change in Control), give notice to the Secretary of the Company that he intends to elect to exercise his rights under this Section 3(D) (the "Notice of Intention"). The right to give such Notice of Intention to elect to receive the payment provided for in subsection (iii) of this Section 3(D) shall continue for eighteen (18) or twelve (12) months from the date of the Change in Control, respectively, irrespective of any action by the Company pursuant to Section 4(A)(iii) or Section 4(F) or by Employee pursuant to Section 4(C)(ii) or (iii) within such eighteen (18) or twelve (12) month period.

     3. Section 3(D)(iii) of the Agreement is hereby amended by adding the following provisions to the end of such Section.

     (c) If Employee gives the Notice of Exercise, in addition to the lump sum payment under paragraph (a) above, the Company shall pay to Employee in a lump sum in cash within five (5) business days after the date of the Notice of Exercise the aggregate of the following amounts:

     (1) the sum of (A) Employee's Base Salary through the date of the Notice of Exercise, (B) the product of (x) the highest annual bonus paid or payable, including any bonus or portion thereof which has been earned but deferred, during the three year period immediately prior to the date of the Notice of Exercise (such amount being referred to as the "Highest Annual Bonus") and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of the Notice of Exercise, and the denominator of which is 365 and (C) any accrued vacation pay, in each case to the extent not theretofore paid; and

     (2) the amount equal to the excess (without any present value discount) of
(A) the actuarial equivalent of the benefit under the Company's qualified defined benefit retirement plan (the "Retirement Plan") (utilizing actuarial assumptions no less favorable to Employee than those in effect under the Company's Retirement Plan immediately prior to the Change of Control), and the National Bank of Commerce Supplemental Employee Retirement Plan as Amended and Restated (the "SERP") which Employee would receive if Employee's employment continued for three years after the
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Notice of Exercise assuming for this purpose that all accrued benefits are fully vested, and, assuming that Employee's compensation in each of the three years is the Employee's highest Base Salary during the three year period immediately preceding the date of the Notice of Exercise and the Highest Annual Bonus, over
(B) the actuarial equivalent of Employee's actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of the date of the Notice of Exercise; and

     (d) If Employee gives the Notice of Exercise, for three years after the date of the Notice of Exercise, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy the Company shall continue to provide welfare benefits (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to Employee and/or Employee's eligible dependents at least equal to those provided to Employee at any time during the 120-day period immediately preceding the Change in Control or, if more favorable to Employee, those provided generally at any time after the Change in Control to other peer executives of the Company and its affiliated companies; ided, however, that if Employee becomes reemployed with another
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employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of Employee for retiree benefits pursuant to such plans, practices, programs and policies, Employee shall be considered to have remained employed until three years after the Notice of Exercise and to have retired on the last day, if such period. In addition to, and not in limitation of, the benefits provided by the foregoing, after termination of Employee's employment with the Company, the Company shall at least provide medical and dental insurance coverage for Employee and his spouse for their lifetimes that is comparable to the medical and dental insurance coverage provided by the Company to its principal executive officers as of September 1, 1993, and the Company shall be entitled to credits for coverage to Employee and his spouse provided by Medicare.

     (e) If Employee gives the Notice of Exercise, Employee shall be entitled to the provision of the benefits and services set forth in Section 4(D)(viii) of the Agreement until the later of (a) Employee's attainment of age 65 or (b) Employee ceasing to be on the Board of Directors of NCBC, the Company or their successors.

     4. Except as expressly modified hereby, the terms and provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered as of the date first above written.


                                 ---------------------------
                                 Thomas M. Garrott

                                 NATIONAL BANK OF COMMERCE

                                 By:
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                                 NATIONAL COMMERCE BANCORPORATION

                                 By:
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